Exhibit 99.1

Lakeland Industries, Inc. Reports Fiscal 2013 Fourth Quarter and Full Year Financial Results

RONKONKOMA, NY – May 21, 2013 -- Lakeland Industries, Inc. (NASDAQ: LAKE), a leading global manufacturer of industrial protective clothing for industry, municipalities, healthcare and first responders on the federal, state and local levels, today announced that the Company accepted a commitment letter from a bank for a Senior Credit Facility subject to certain terms and conditions and is currently working towards closing this financing. However, no assurances can be given that this transaction or any transaction will be consummated.

The Company has received a letter from The Nasdaq Stock Market notifying the Company that it is not in compliance with the Nasdaq Listing Rule 5250(c)(1) because it had not filed its Annual Report on Form 10-K for the fiscal year ended January 31, 2013 on a timely basis with the Securities and Exchange Commission. Under Nasdaq rules, the Company has 60 calendar days, or until July 16, 2013, to regain compliance with Nasdaq’s filing requirements for continued listing. The Company has filed its 2013 Form 10-K and believes it is now in full compliance.

Declining sales in FY13 led to quarterly losses in Brazil, which led to the necessity of writing off all goodwill, certain intangibles, and deferred tax assets of Brazil. These factors led to a default on the TD Bank loan, which in turn created substantial doubt about our ability to continue as a going concern. Successful completion of the proposed new financing, in management’s opinion, would relieve this condition. Thus, we engaged with new lenders and considered other options, such as the sale of the Company, the sale of assets which has occurred, and a refinance of the TD Bank loan. We will continue pursuing all options to maximize stockholder value.

During the course of the year:

▪	The Company recorded a $10 million goodwill and other intangibles impairment charge against our Brazil operations as a result of poor sales and operating losses in Brazil in the fourth quarter of fiscal 2013, which we reported on March 7, 2013.
▪	The Company recorded a $7.9 charge to settle the adverse arbitration award in Brazil.
▪	The Company recorded a valuation allowance of $4.5 million against its deferred tax asset.
▪	While the Company sustained a $1.0 million operating loss, this includes a $1.6 million operating loss from Brazil, meaning the rest of Lakeland worldwide reported operating income of $0.6 million.
▪	The Company has taken an additional $800,000 markdown on the Indian assets held for sale due to the difficulty in disposing of this property and the likely realizable value.
▪	Excluding Brazil sales, Lakeland worldwide sales have had sequential growth for four consecutive quarters starting with Q4 fiscal 2012 as the low point resulting from the termination of the Company’s supply contract with DuPont.

	Lakeland sales with and without Brazil by quarter ($000)
	Q4FY12	Q1FY13	Q2FY13	Q3FY13	Q4FY13	Q4 year over year
Lakeland consolidated sales	20,165	23,981	23,499	24,239	23,399	3,234	16.0%
Brazil sales	3,036	5,191	4,699	4,285	2,683	(353)	(11.6%)
Lakeland worldwide sales excluding Brazil	17,129	18,790	18,800	19,954	20,716	3,587	20.9%
Sequential growth by quarter (excluding Brazil)		9.7%	0.1%	6.1%	3.8%

▪	The Company has paid a total of $1.6 million against the Brazil settlement liability since September 2012 through March 2013, all of which came from operating cash flow in the US with no additional borrowing needed from its TD facility in the US.

▪	External sales growth in China, UK and Chile remain very strong.

Commenting on the financial results and recent developments, Lakeland Industries President and Chief Executive Officer Christopher J. Ryan said, “We are disappointed about our operations in Brazil affecting the rest of the Company in this way. Our other operations are solid, and management is currently exploring our options in Brazil.”

Year and Quarter Ended January 31, 2013, Compared to the Year and Quarter Ended January 31, 2012

	For the Year		For the Three Months
	Ended January 31,		Ended January 31,
	Audited		Unaudited
	2013	2012	2013	2012
Net sales from continuing operations	100.00%	100.00%	100.00%	100.00%
Gross profit from continuing operations	28.73%	29.88%	23.92%	26.35%
Operating expenses from continuing operations	29.81%	28.07%	30.22%	32.45%
Operating profit (loss) from continuing operations	(1.08)%	1.81%	(6.30)%	(6.11%)
Income (loss) before tax from continuing operations	(21.80)%	0.87%	(50.72)%	(8.27%)
Net income (loss) from continuing operations	(27.09)%	1.13%	(75.10)%	(5.00%)

Net Sales*. Net sales from continuing operations decreased $1.2 million, or 1.3%, to $95.1 million for the year ended January 31, 2013, compared to $96.3 million for the year ended January 31, 2012. The net decrease was mainly due to a $9.8 million decrease in domestic sales, partially offset by a $8.6 million increase in foreign sales. The net decrease in the US was comprised mainly of a decrease in US disposables sales, resulting from the loss of the Tyvek license from DuPont. This decrease in US sales was offset by significant increases in foreign sales, including a $1.2 million increase in sales by Qualytextil, SA in Brazil, a $3.2 million increase in European sales and a $1.8 million growth in combined Chile and Argentina sales. External sales from China were flat for the fourth quarter FY13 but were up for the full year 15.7%. Sales in Brazil have decreased in Q4FY13and we expect next fiscal year’s sales to be lower in Brazil.

Net sales from continuing operations in Q4 FY13 increased by $3.2 million, or 16.0%, to $23.4 million from Q4 of FY12. This increase was due to an increase in foreign sales, from $10.6 million in Q4 FY12 to $11.3 million in Q4 FY13. Of these amounts, sales in Brazil were $2.7 million and $2.7 million for Q4 of FY12 and FY13, respectively.

Gross Profit. Gross profit from continuing operations decreased $1.5 million, or 5.1%, to $27.3 million for the year ended January 31, 2013, from $28.8 million for the year ended January 31, 2012. Gross profit as a percentage of net sales decreased to 28.7% for the year ended January 31, 2013, from 29.9% for the year ended January 31, 2012. The major factors driving the changes in gross margins were:

•	Disposables gross margin increased by 4.0 percentage points in FY13 compared with FY12. This increase was mainly due to changes in the sales mix to primarily Lakeland branded products this year, while last year had more than 50% of North American disposable sales were DuPont products at a lower margin. This year’s margin was lower than it otherwise would be as a result of lower volume and an increase in inventory reserves against Tyvek items remaining.
•	Brazil gross margin was 31.1% for this year compared with 42.8% last year, primarily due to issues with a contract with the Brazilian Navy. The Brazilian currency weakened significantly earlier in the year, thereby greatly increasing the cost of material purchased from a USA supplier. Further, due to the length of time elapsed since the bid was submitted in respect of the Navy contract, there were increases in the material cost, along with a need to change certain components at a higher cost. There were also similar issues with several utility contracts.
•	Glove margins increased 5.0 percentage points primarily from improved product mix.
•	Chemical margins were decreased by 8.5 percentage points due to different sales mix.
•	Canada gross margin decreased by 1.9 percentage points primarily due to discounting remaining Tyvek inventory.
•	UK margins decreased by 1.5 percentage points primarily from higher volume from larger sales at lower margins.
~~•~~	Argentina margins decreased by 9.2 percentage points due to lack of capital.
~~•~~	Chile margins increased by 8.1 percentage points as a result of stronger sales mix.

Operating Expenses. Operating expenses from continuing operations increased $1.3 million, or 4.9%, to $28.3 million for the year ended January 31, 2013, from $27.0 million for the year ended January 31, 2012. As a percentage of net sales, operating expenses increased to 29.8% for the year ended January 31, 2013, from 28.1% for the year ended January 31, 2012. The increase in operating expenses in the year ended January 31, 2013, as compared to the year ended January 31, 2012, included:

•	$0.7 million increase in sales salaries due to the hiring of additional sales people to support growth in the US, Asia, and South America.
•	$0.6 million increase in commissions, of which 0.5 million was in Brazil, relating to higher commissions on large bid contracts delivered in Q1-Q3 of FY13.
•	$0.1 million increase in sales administrative salaries due to increase in customer service capacity in Alabama.
•	$0.1 million increase in insurance due to increased claims experience.
•	$0.1 million increase in employee benefits due to increase in unemployment expense.
•	$0.1 million increase in bad debt resulting from one large account in Chile.
•	$0.2 million increase in professional fees as a result of the issues in Brazil.
•	(0.1) million decrease in administrative salaries, which includes a $0.6 million accrual for the contract termination of the President of the Brazilian subsidiary offset against $(0.7) million reduction in administrative salaries in Brazil, throughout the year, which is the result of our efforts to reduce costs. 10 employees in administration and sales were terminated in Brazil in FY13. A new law was passed in Brazil resulting in lower payroll taxes, officers in Brazil took a 10% payroll cut for two quarters, and the depreciated currency resulted in lower payroll expense in Brazil.
•	$(0.2) million decrease in research and development due to large R&D expenses in FY12.
•	$(0.3) million in decreased freight out expense due to more consolidated shipping and better management oversight.

Operating Profit/(Loss). Operating profit/(loss) from continuing operations decreased by $2.7 million to $(1.0) million from $1.7 million for the prior year. Operating profit as a percentage of net sales decreased to (1.1)% for the year ended January 31, 2013, from 1.8% for the year ended January 31, 2012, primarily due to sharply lower volume in disposables in the US due to the termination of the Company’s Tyvek and Tychem supply agreement by DuPont, a $0.6 million charge for contract termination of the President of the Brazilian subsidiary, issues in Brazil with the Navy and other contracts caused by a currency devaluation earlier in the year and weak volume in Brazil, mainly due to lack of large bid contracts in Q4 of FY13. Without Brazil’s FY13 operating loss of $1.6 million, the Company would have had operating income of $0.6 million.

Interest Expense. Interest expense increased by $0.2 million for the year ended January 31, 2013, compared to the year ended January 31, 2012, because of term loan borrowing in 2012 to fund capital expansion in Brazil and Mexico outstanding throughout FY13 and also borrowing in Brazil at higher rates prevailing in Brazil and the US. Further, the Company paid higher interest rates on its TD facility in FY13 as a result of several amendments during FY13.

Other Expenses - Net. The increase in other expenses resulted mainly from the $10.0 million write down of goodwill in Brazil and the $7.9 million arbitration settlement, with two of the former owners of the Company’s subsidiary in Brazil.

Income Tax Expense. Income tax expenses from continuing operations consist of federal, state and foreign income taxes. Income tax expense increased $5.3 million to $5.0 million for the year ended January 31, 2013, from $(0.3) million for the year ended January 31, 2012. Our effective tax rate was meaningless for the fiscal years ended January 31, 2013 and 2012. Our effective tax rate varied from the federal statutory rate of 34% due primarily to the $7.9 million arbitration settlement in Brazil, which did not get a tax benefit, $10.0 million goodwill and other intangibles write-off in Brazil and the establishment of a $4.5 million valuation allowance for deferred tax assets. Our income taxes in the current year were benefited by losses in the US and a “check-the-box” US tax benefit from the losses in India at a higher rate than most of the foreign income. Further, there was a $4.5 million valuation allowance charged to tax expense this year relating to the deferred tax asset.

Net Income/(Loss). Net income/(loss) from continuing operations decreased $26.9 million to a loss of $(25.8) million for the year ended January 31, 2013, from $1.1 million for the year ended January 31, 2012. The decrease in net income was primarily a result of arbitration settlement and goodwill and other intangibles impairment charge in Brazil (see Notes 4 and 5 for full discussion).

Fourth Quarter Results

Continuing Operations. The sales in Brazil in Q4 of FY13 and FY12 had no large bid sales and were $353,000 lower than the prior year. The increase in sales in other foreign jurisdictions is primarily due to the introduction of new products and new marketing material targeting specific markets.

Factors effecting 4QFY13 results included:

•	A goodwill and other intangibles impairment charge of $10.0 million in Brazil.
•	$0.6 million separation accrual in Brazil for a departing executive.
•	A loss of $0.2 million on foreign exchange in Brazil.
•	A valuation allowance for deferred tax in the amount of $4.5 million.
•	We continue to see price increases in our Chinese manufacturing operations with labor source availability a concern.
•	As a result of general elections in the fourth quarter, the public tenders were very weak in Brazil across all markets throughout the quarter resulting in weaker sales.

•	In Q4 we began initiatives to "right size" the Brazilian operation. This initiative is expected to be complete in Q2 FY14. About 70% of the severance and labor reductions costs were recognized in November and January of Q4.

•	Lakeland Europe and Lakeland China both experienced strong Q4 sales closing FY13 with record sales for each division.

Discontinued Operations. In Q4FY12, the Company commenced its efforts to market its property in India. Based on the difficulty in marketing this property in Q4FY13, the Company determined carrying value exceeded projected undiscounted cash flows and recorded a loss of $800,000 to reduce carrying value to future value.

Management’s Comments

Mr. Ryan continued, “Lakeland will continue to seek to reduce operating costs, dispose of low ROI assets and increase sales. We hope to completely stabilize the Company by the end of the third quarter with more restructuring and reduction in both debt and operating costs.

Financial Results Conference Call

Lakeland will host a conference call at 4:30 PM (EDT) today to discuss the Company’s fourth quarter and full fiscal year 2013 financial results. The conference call will be hosted by Christopher J. Ryan, Lakeland’s President and CEO, and Gary Pokrassa, Lakeland’s Chief Financial Officer. Investors can listen to the call by dialing 800-860-2442 (Domestic) or 412-858-4600 (International), Pass Code 10029101.

A conference call replay will be available by dialing 877-344-7529 (Domestic) or 412-317-0088 (International), Pass Code 10029101.

About Lakeland Industries, Inc.:

Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market. The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,200 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories. In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and many other federal and state agencies. For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:

Lakeland Industries

631-981-9700

Christopher Ryan, CJRyan@lakeland.com

Gary Pokrassa, GAPokrassa@lakeland.com

# # #

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

Lakeland Industries, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

January 31, 2013 and 2012

(in $000’s)

	January 31,
	2013	2012
ASSETS
Current assets
Cash and cash equivalents	$6,737	$5,711
Accounts receivable, net	13,783	12,576
Inventories	39,271	45,668
Deferred income taxes	—	3,988
Assets of discontinued operations in India	813	1,999
Prepaid income tax	1,565	1,773
Other current assets	1,703	1,993
Total current assets	63,872	73,708
Property and equipment, net	14,090	13,915
Prepaid VAT and other taxes, noncurrent	2,461	2,791
Security deposits	1,546	1,331
Intangibles and other assets, net	478	4,527
Goodwill	871	6,133
Total assets	$83,318	$102,405
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$6,704	$4,600
Accrued compensation and benefits	976	1,305
Other accrued expenses	2,409	1,585
Liabilities of discontinued operations in India	25	65
Current maturity of long-term debt	100	1,898
Current maturity of arbitration settlement	1,000	—
Short-term borrowing	1,579	—
Term loans to TD Bank	5,550	—
Borrowings under revolving credit facility	9,559	—
Total current liabilities	27,902	9,453
Accrued arbitration award in Brazil (net of current maturities)	4,710	-----
Borrowings under revolving credit facility	—	11,458
Other long-term debt	1,298	4,815
Other liabilities - accrued legal fees in Brazil	88	99
VAT taxes payable long-term	3,329	3,313
Total liabilities	37,327	29,138

Stockholders’ equity
Preferred stock, $.01 par; authorized 1,500,000 shares (none issued)	—	—
Common stock, $.01 par; authorized 10,000,000 shares, issued 5,688,600 and 5,581,919; outstanding, 5,332,159 and 5,225,478 at January 31, 2013 and 2012, respectively	57	56
Treasury stock, at cost; 356,441 shares at January 31, 2013 and January 31, 2012	(3,352)	(3,352)
Additional paid-in capital	50,973	50,772
Retained earnings (deficit)	(472)	25,816
Accumulated other comprehensive loss	(1,215)	(25)
Total stockholders' equity	45,991	73,267
Total liabilities and stockholders' equity	$83,318	$102,405

Lakeland Industries, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended January 31, 2013 and 2012

(In $000’s)

	Years Ended
	January 31,
	2013	2012
Net sales from continuing operations	$95,118	$96,327
Cost of goods sold from continuing operations	67,790	67,541
Gross profit from continuing operations	27,328	28,786
Operating expenses from continuing operations
Selling and shipping	13,148	11,980
General and administrative	15,209	15,064
Total operating expense from continuing operations	28,357	27,044
Operating profit (loss) from continuing operations	(1,030)	1,742
Foreign Exchange loss Brazil	(741)	(305)
Arbitration judgment in Brazil	(7,874)	------
Goodwill and other intangible impairment in Brazil	(9,954)	------
Other income (loss)	(82)	81
Additional VAT tax charge in Brazil	(137)	-----
Interest expense	(913)	(679)
Income (loss) from continuing operations before income taxes	(20,731)	839
Provision (benefit) for income taxes on continuing operations	5,036	(254)
Income (loss) from continuing operations	(25,767)	1,093
Discontinued operations:
Loss from operations of discontinued India glove manufacturing facility (including loss on disposal of $800,000 in assets in 2013 and $1,734,000 in 2012)	(800)	(2,315)
Benefit from income taxes	(278)	(845)
Loss on discontinued operations	(522)	(1,470)
Net loss	$(26,289)	$(377)
Basic earnings per share:
Income (loss) from continuing operations	$(4.87)	$0.21
Discontinued operations	(0.1)	(0.28)
Basic loss per share	$(4.97)	$(0.07)
Diluted earnings per share:
Income (loss) from continuing operations	$(4.87)	$0.20
Discontinued operations	(0.1)	(0.27)
Diluted loss per share	$(4.97)	$(0.07)
Weighted average common shares outstanding:
Basic	5,290,332	5,224,552
Diluted	5,290,332	5,356,114